Exhibit 5.1

February 27, 2004

Securities and Exchange Commission
Washington DC 20549

Ladies and Gentlemen

Reference is made to the Registration Statement on Form S-8, Registration No. 333-13968, filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2001, as amended by the Post-Effective Amendment No. 1 to the Registration Statement (as amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of ordinary shares (the “Ordinary Shares”) of Hanson PLC, a public limited company (the “Company”) incorporated in England and Wales (registered no. 4626078), to be issued in connection with the Hanson PLC Long Term Incentive Plan and the Hanson PLC Share Option Plan (the “Plans”). The Ordinary Shares are issuable by the Company as a consequence of the vesting or exercising of rights or options under the Plans.

This opinion is limited to the laws of England and Wales as applied by the English courts at the date of this opinion and is given on the basis that it will be governed by and construed in accordance with the laws of England and Wales at the date of this opinion.

I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of the laws of England and Wales which I have deemed necessary or appropriate for the purpose of this opinion.

In rendering this opinion, I have assumed that (i) the Company will continue to maintain in existence sufficient authorised but unissued and reserved ordinary share capital and the necessary authority under Article 4 of the Company’s Articles of Association to enable it to fulfil all of its obligations to satisfy rights, whether presently existing or granted in the future and whether arising as a consequence of the vesting of awards or the exercise of options under the Plans or otherwise, to the allotment and issue of Ordinary Shares under the Plans; (ii) no resolution of shareholders or of any particular class of shareholders of the Company in any general meeting is passed which might constrain the ability of the Company to fulfil such obligations; (iii) the resolutions of the board of directors of the Company passed from time to time with respect to the allotment and issue of Ordinary Shares to satisfy entitlements under the Plans will not be amended or revoked prior to the allotment and issue of any such Ordinary Shares; and (iv) to the extent that resolutions of the board of directors have not yet been passed authorising the allotment and issue of Ordinary Shares to satisfy entitlements under the Plans, such resolutions will be duly passed and will not be subsequently amended or revoked prior to the allotment and issue of any such Ordinary Shares.

On the basis of, and subject to, the foregoing, I am of the opinion that (i) the Company has been duly incorporated and is validly existing as a company under the laws of England and Wales and (ii) any Ordinary Shares to be allotted and issued by the Company under the Plans will, when so issued, be legally and validly issued, fully paid and non-assessable and entitle the holders thereof to the rights specified therein (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

In giving this opinion, I have not made an investigation of, and do not express or imply any opinion on, the law of any jurisdiction other than England and Wales or on any European Communities’ law as it affects any jurisdiction other than England and Wales and assume that no law of any jurisdiction would render the allotment and issue by the Company of Ordinary Shares under the Plans illegal or ineffective.

I hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Yours faithfully

Graham Dransfield
Legal Director